Exhibit 99.1

CNX Reports Third Quarter Results and Provides Updated Guidance

PITTSBURGH (October 30, 2018) - CNX Resources Corporation (NYSE: CNX) ("CNX" or the company) reports third quarter results. Throughout this release, CNX distinguishes between "attributable to CNX shareholders" and "consolidated" results.

Attributable to CNX shareholders: Excludes from consolidated results interests in CNXM not held by CNX, which was approximately 63.91% during the third quarter. The following results are reported on an attributable to CNX shareholders basis:

During the third quarter, the company reported net income attributable to CNX shareholders of $125 million, or earnings of $0.59 per diluted share, compared to a net loss attributable to CNX shareholders of $26 million, or a loss of $0.11 per diluted share, in the third quarter of 2017. After adjusting for certain items, which are highlighted in the EBITDAX reconciliation table, the company had adjusted net income attributable to CNX shareholders1 in the 2018 third quarter of $35 million, or $0.17 per diluted share, compared to an adjusted net loss attributable to CNX shareholders1 of $41 million, or a negative $0.18 per diluted share in the year-earlier quarter. Adjusted EBITDAX attributable to CNX shareholders1 was $210 million for the 2018 third quarter, compared to $109 million in the year-earlier quarter. When using shares outstanding as of October 16, 2018, during the third quarter, adjusted EBITDAX attributable to CNX shareholders1 per outstanding share grew 117% to $1.03, compared to $0.48 per outstanding share in the year-earlier quarter.

Consolidated: Includes 100% of the results of CNX, CNX Gathering LLC, and CNX Midstream Partners LP (NYSE: CNXM) ("CNXM") on a consolidated basis. The following results are reported on a consolidated basis:

The company reported net income of $147 million for the 2018 third quarter, compared to a net loss of $26 million in the third quarter of 2017. After adjusting for certain items, which are highlighted in the EBITDAX reconciliation table, the company had adjusted net income1 in the 2018 third quarter of $57 million, compared to an adjusted net loss1 of $41 million in the year-earlier quarter. Adjusted EBITDAX from continuing operations1 was $239 million for the 2018 third quarter, compared to $109 million in the year-earlier quarter. When using shares outstanding as of October 16, 2018, during the third quarter, adjusted EBITDAX from continuing operations1 per outstanding share grew 147% to $1.17, compared to $0.48 per outstanding share in the year-earlier quarter.

During the third quarter, capital expenditures were $297 million, compared to $150 million spent in the year-earlier quarter, driven largely by increased drilling and completion activity.

During the third quarter of 2018, CNX sold 119.0 Bcfe of natural gas, or an increase of 18% from the 101.0 Bcfe sold in the year-earlier quarter, driven primarily from a substantial increase in dry Utica Shale volumes from Monroe County, Ohio. Total quarterly production costs decreased to $1.97 per Mcfe, compared to the year-earlier quarter of $2.26 per Mcfe, through reductions in lease operating expense (LOE), transportation, gathering, and compression costs, and depreciation, depletion and amortization (DD&A). LOE improved due to reduced well tending, well service jobs, and water disposal costs. Transportation, gathering, and compression costs improved due in part to a drier production mix and higher sales volumes.

"During the third quarter, our team delivered targeted turn-in-lines (TILs) with continued strong well performance," commented Nicholas J. DeIuliis, president and CEO. "This operational execution led to expected production and lower cash costs, which when coupled with our hedge strategy, turned loose strong cash margins and cash flows, resulting in a lower leverage ratio that creates optionality for capital deployment. We used that optionality to reduce our share count at discounted prices. For the third quarter, we delivered strong EBITDAX per share growth of 147%, compared

Exhibit 99.1

to the previous year's third quarter, and in the fourth quarter we expect even more meaningful EBITDAX per share results. Our focus remains on driving the NAV per share of the company through capital allocation optionality."

As previously announced, CNX closed on the sale of its Ohio Utica JV assets to Ascent Resources-Utica, LLC for approximately $400 million. CNX received approximately $381 million in total cash proceeds, of which the company received an initial deposit of approximately $40 million during the second quarter of 2018. The company retained all related production and EBITDAX until the closing date on August 31, 2018. The difference between the transaction value and the total cash received is a result of the adjustment to the April 1, 2018 effective date, as well as modest closing adjustments. The company deployed the cash proceeds through a combination of debt repayment and continued share repurchases in the quarter.

Since the October 2017 inception of the current repurchase program through the end of the third quarter, CNX has repurchased approximately 25.8 million shares, which includes 8.3 million shares repurchased within the third quarter, resulting in 205,147,139 shares outstanding at the end of the third quarter. As of October 16, 2018, CNX has repurchased a total of approximately 27.6 million shares for $425 million life-to-date, resulting in 203,599,810 shares outstanding, which is an approximately 12% reduction to total shares outstanding. The company has approximately $25 million remaining on its $450 million share repurchase program, which is set to expire on December 31, 2018. On October 26, 2018, the company's Board of Directors approved an additional $300 million share repurchase authorization, which is not subject to an expiration date.

1The terms "adjusted net income (loss) attributable to CNX shareholders," "adjusted EBITDAX attributable to CNX shareholders," "adjusted EBITDAX attributable to CNX Shareholders per outstanding share," "adjusted net income (loss)," "adjusted EBITDAX from continuing operations," and "adjusted EBITDAX from continuing operations per outstanding share," are non-GAAP financial measures, which are defined and reconciled to the GAAP net income below, under the caption "Non-GAAP Financial Measures."

Third Quarter Operations Summary:
In the third quarter of 2018, CNX operated four horizontal rigs and drilled 23 wells, which included 15 Marcellus Shale wells in Greene County, Pennsylvania; three dry Utica Shale wells in Westmoreland County, Pennsylvania; three dry Utica Shale wells in Monroe County, Ohio; and two Marcellus Shale wells in Tyler County, West Virginia. In Pennsylvania, CNX continues to gain drilling efficiencies in the dry Utica Shale due in part to a specially outfitted rig on the Shaw pad in Westmoreland County, Pennsylvania, and CNX will benefit from a similarly upgraded rig that the company expects in Greene County, Pennsylvania.
During the quarter, the company utilized three frac crews to complete 27 wells, which included 10 Marcellus Shale wells in Greene County, Pennsylvania; six dry Utica Shale wells in Monroe County, Ohio; five Marcellus Shale wells in Washington County, Pennsylvania; five Marcellus Shale wells in Tyler County, West Virginia; and one dry Utica Shale well in Westmoreland County, Pennsylvania. Also during the quarter, in the Shirley-Pennsboro area, CNX set a new company record by completing 2,600 feet per day, as well as completed a record 13 stages in a 24-hour period.
CNX turned-in-line 35 wells in the third quarter, which included 15 Marcellus Shale wells in Greene County, Pennsylvania; six Marcellus Shale wells in Washington County, Pennsylvania; five Marcellus Shale wells in Tyler County, West Virginia; four dry Utica Shale wells in Monroe County, Ohio; and five wet Utica Shale wells in Harrison County, Ohio, that were part of the former Ohio JV, and of which CNX had a 50% working interest. Following the closing of the JV divestiture on August 31, 2018, production from those five wells transferred to the buyer. The company expects production to peak for the year in the fourth quarter of 2018, driven by a number of the wells that the company turned-in-line in the later half of the third quarter and the approximately 16 wells expected to get turned-in-line in the fourth quarter of 2018.
Marcellus Shale volumes, including liquids, in the 2018 third quarter were 70.6 Bcfe, approximately 17% higher than the 60.4 Bcfe produced in the 2017 third quarter. Marcellus Shale total production costs were $2.05 per Mcfe in the just-ended quarter, which is a $0.15 per Mcfe decrease from the third quarter of 2017 of $2.20 per Mcfe, driven by decreases to LOE and DD&A. During the quarter, water disposal costs improved as the company reused more produced water for fracs, avoiding the need to send that water to disposal. DD&A improved due in part to increased capital efficiencies related to the Shirley-Pennsboro wells, and the production mix benefiting from lower West Virginia rates.

Utica Shale volumes, including liquids, in the 2018 third quarter were 33.6 Bcfe, approximately 67% higher than the 20.1 Bcfe in the year-earlier quarter, driven primarily from activity in Monroe County, Ohio, and Pennsylvania deep dry Utica Shale. The ramp in Pennsylvania deep dry Utica and Monroe County, Ohio, volumes also benefited Utica Shale total production costs, which were $1.39 per Mcfe in the just-ended quarter, or a $0.52 per Mcfe improvement from the third quarter of 2017 total production costs of $1.91 per Mcfe. After subtracting $0.83 per Mcfe in DD&A, total production cash costs for the Utica Shale were only $0.56 per Mcfe in the third quarter of 2018.
CNX's natural gas production in the quarter came from the following categories:

	Quarter	Quarter		Quarter
	Ended	Ended		Ended
	September 30, 2018	September 30, 2017	% Increase/(Decrease)	June 30, 2018	% Increase/(Decrease)
GAS
Marcellus Sales Volumes (Bcf)	61.9	52.0	19.0%	58.0	6.7%
Utica Sales Volumes (Bcf)	31.9	17.5	82.3%	40.4	(21.0)%
CBM Sales Volumes (Bcf)	14.7	16.2	(9.3)%	14.8	(0.7)%
Other Sales Volumes (Bcf)[1]	—	4.2	(100.0)%	0.4	(100.0)%

LIQUIDS[2]
NGLs Sales Volumes (Bcfe)	10.0	10.3	(2.9)%	8.4	19.0%
Oil Sales Volumes (Bcfe)	0.1	0.1	—%	0.1	—%
Condensate Sales Volumes (Bcfe)	0.4	0.7	(42.9)%	0.5	(20.0)%

TOTAL (Bcfe)	119.0	101.0	17.8%	122.6	(2.9)%

Average Daily Production (MMcfe)	1,293.0	1,098.1		1,346.8
1Other Sales Volumes: primarily related to shallow oil and gas production that was sold at the end of the first quarter of 2018.
2NGLs, Oil and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.

PRICE AND COST DATA PER MCFE — Quarter-to-Quarter Comparison:

	Quarter	Quarter	Quarter
	Ended	Ended	Ended
(Per Mcfe)	September 30, 2018	September 30, 2017	June 30, 2018
Average Sales Price - Gas	$2.71	$2.18	$2.55
Average Gain on Commodity Derivative Instruments - Cash Settlement- Gas	$0.03	$0.20	$0.15
Average Sales Price - Oil*	$10.50	$6.99	$9.72
Average Sales Price - NGLs*	$4.68	$3.22	$4.73
Average Sales Price - Condensate*	$9.76	$6.89	$9.47

Average Sales Price - Total Company	$2.92	$2.50	$2.87

Lease Operating Expense	$0.14	$0.22	$0.21
Production, Ad Valorem, and Other Fees	0.06	0.06	0.06
Transportation, Gathering and Compression	0.84	0.98	0.82
Depreciation, Depletion and Amortization (DD&A)	0.93	1.00	0.91
Total Production Costs	$1.97	$2.26	$2.00

Total Production Cash Costs, before DD&A	$1.04	$1.26	$1.09
Cash Margin, before DD&A	$1.88	$1.24	$1.78
*NGLs, Oil, and Condensate are converted to Mcfe at the rate of one barrel equals six Mcf based upon the approximate relative energy content of oil and natural gas, which is not indicative of the relationship of oil, NGLs, condensate, and natural gas prices.
Note: "Total Production Costs" excludes Selling, General, and Administration and Other Operating Expenses.

The average sales price of $2.92 per Mcfe, when combined with total production cash costs, before DD&A of $1.04 per Mcfe, resulted in a cash margin of $1.88 per Mcfe. When compared to the year-earlier quarter, cash margins increased due to improvements in average sales price and total production costs.

During the third quarter of 2018, total production cash costs improved to $1.04 per Mcfe, compared to $1.09 per Mcfe in the second quarter of 2018. Over the same period, CNX realized an improvement to lease operating expense, which was primarily driven by decreased water disposal as the company re-used more produced water for fracs.

Marketing Update:
For the third quarter of 2018, CNX's average sales price for natural gas, natural gas liquids (NGLs), oil, and condensate was $2.92 per Mcfe. CNX's average price for natural gas was $2.71 per Mcf for the quarter and, including cash settlements from hedging, was $2.74 per Mcf. The average realized price for all liquids for the third quarter of 2018 was $29.35 per barrel.

CNX's weighted average differential from NYMEX in the third quarter of 2018 was negative $0.36 per MMBtu. With an improved Henry Hub price coupled with an improved differential, CNX's average sales price for natural gas before hedging increased 6% to $2.71 per Mcf compared with the average sales price of $2.55 per Mcf in the second quarter of 2018. Including the impact of cash settlements from hedging, CNX's average sales price for natural gas was $0.04 per Mcf, or 1%, higher than the second quarter of 2018 and $0.36 per Mcf, or 15%, higher than last year's third quarter.

Guidance Update:
The midpoint of the 2018 production guidance remains unchanged, but the company narrows the range to 497.5-507.5 Bcfe, compared to the previous guidance of 490-515 Bcfe. CNX reaffirms net capital expenditure guidance of $900-$950 million. Due primarily to CNXM making a strategic land acquisition, system upsizing to accommodate higher throughput levels resulting from CNX's continued well improvements, and the additional acceleration of completing planned projects and construction activity from 2019 into 2018, CNXM's capital guidance for 2018 increased consolidated capital expenditures to $1,035-$1,095 million, compared to the previous guidance of $1,000-$1,060 million.

Due to consistent execution driving production, capital efficiencies driving costs lower, and a locked in hedge book, CNX expects 2018 consolidated adjusted EBITDAX to increase to $990-$1,010 million, compared to the previous guidance of $945-$970 million. Assuming the same outstanding share count as of October 16, 2018, the company expects 2018 consolidated adjusted EBITDAX per outstanding share to be $4.91, based on the midpoint of the guidance range.

Note: In regard to guidance, CNX is unable to provide a reconciliation of projected 2018 consolidated adjusted EBITDAX to projected net income, the most comparable financial measure calculated in accordance with GAAP, due to the unknown effect, timing, and potential significance of certain income statement items.

Total hedged natural gas production in the 2018 fourth quarter is 92.2 Bcf. The annual gas hedge position is shown in the table below:

	2018	2019
Volumes Hedged (Bcf), as of 10/10/18	371.3*	367.3
*Includes actual settlements of 295.9 Bcf.

CNX's hedged gas volumes include a combination of NYMEX financial hedges and physical fixed price sales. In addition, to protect the NYMEX hedge volumes from basis exposure, CNX enters into basis-only financial hedges and physical sales with fixed basis at certain sales points. CNX's gas hedge position through 2022 as of October 10, 2018 is shown in the table below:

	Q4 2018	2018	2019	2020	2021	2022
NYMEX Only Hedges
Volumes (Bcf)	87.9	354.2	354.5	292.6	191.1	178.9
Average Prices ($/Mcf)	$3.22	$3.18	$3.04	$3.04	$3.01	$3.03
Physical Fixed Price Sales
Volumes (Bcf)	4.3	17.1	12.8	11.0	21.2	13.7
Average Prices ($/Mcf)	$2.68	$2.64	$2.51	$2.45	$2.49	$2.56
Total Volumes Hedged (Bcf)[1]	92.2	371.3	367.3	303.6	212.3	192.6

NYMEX + Basis (fully-covered volumes)[2]
Volumes (Bcf)	92.2	371.3	362.6	303.1	203.5	159.2
Average Prices ($/Mcf)	$2.83	$2.79	$2.68	$2.62	$2.53	$2.45
NYMEX Only Hedges Exposed to Basis
Volumes (Bcf)	—	—	4.7	0.5	8.8	33.4
Average Prices ($/Mcf)	$—	$—	$3.04	$3.04	$3.01	$3.03
Total Volumes Hedged (Bcf)[1]	92.2	371.3	367.3	303.6	212.3	192.6
1Q4 2018 and 2018 exclude 3.1 Bcf and 14.1 Bcf, respectively, of physical basis sales not matched with NYMEX hedges.
2Includes physical sales with fixed basis in Q4 2018, 2018, 2019, 2020, 2021, and 2022 of 23.7 Bcf, 91.9 Bcf, 115.2 Bcf, 70.4 Bcf, 71.0 Bcf, and 30.8 Bcf respectively.

During the third quarter of 2018, CNX added additional NYMEX natural gas hedges of 28.8 Bcf, 31.3 Bcf, 9.3 Bcf, 6.8 Bcf, and 47.6 Bcf for 2019, 2020, 2021, 2022, and 2023, respectively. To help mitigate basis exposure on NYMEX hedges, in the third quarter CNX added .1 Bcf, 31.6 Bcf, 43.8 Bcf, 3.4 Bcf, and 20.8 Bcf of basis hedges for 2018, 2019, 2020, 2022, and 2023, respectively.

Finance:
At September 30, 2018, CNX's net debt attributable to CNX Shareholders to trailing-twelve-months (TTM) adjusted EBITDAX attributable to CNX Shareholders was 2.26x. On a consolidated basis, CNX's net debt to TTM adjusted EBITDAX from continuing operations was 2.36x. Driven in part by the production ramp that the company expects will peak in the fourth quarter of 2018, CNX expects its leverage ratio to decrease further, outside of additional share count reductions.
At September 30, 2018, the company's credit facility had $439 million of borrowings outstanding and $251 million of letters of credit outstanding, leaving $1,410 million of unused capacity. In addition, CNX holds 21.7 million CNXM limited partnership units with a current market value of approximately $414 million as of October 16, 2018.
During the third quarter, CNX purchased the remaining $200 million of its outstanding 8.0% senior notes due in April 2023. As part of this transaction, a loss of $15 million was included in Loss on Debt Extinguishment on the Consolidated Statements of Income. The company expects the transaction to result in approximately $7 million in annual interest savings. In total, the company expects to realize approximately $18 million in annual interest savings after repurchasing $500 million of its outstanding 8.0% senior notes, further driving the company's NAV per share.

About CNX
CNX Resources Corporation (NYSE: CNX) is one of the largest independent natural gas exploration, development and production companies, with operations centered in the major shale formations of the Appalachian basin. The company deploys an organic growth strategy focused on responsibly developing its resource base. As of December 31, 2017, CNX had 7.6 trillion cubic feet equivalent of proved natural gas reserves. The company is a member of the Standard & Poor's Midcap 400 Index. Additional information may be found at www.cnx.com.

Non-GAAP Financial Measures
Definitions: EBIT is defined as earnings before deducting net interest expense (interest expense less interest income) and income taxes. EBITDAX is defined as earnings before deducting net interest expense (interest expense less interest income), income taxes, depreciation, depletion and amortization, and exploration. Adjusted EBITDAX is defined as EBITDAX after adjusting for the discrete items listed below. Although EBIT, EBITDAX, and adjusted EBITDAX are not measures of performance calculated in accordance with generally accepted accounting principles, management believes that they are useful to an investor in evaluating CNX Resources because they are widely used to evaluate a company's operating performance. We exclude stock-based compensation from adjusted EBITDAX because we do not believe it accurately reflects the actual operating expense incurred during the relevant period and may vary widely from period to period irrespective of operating results. Investors should not view these metrics as a substitute for measures of performance that are calculated in accordance with generally accepted accounting principles. In addition, because all companies do not calculate EBIT, EBITDAX, or adjusted EBITDAX identically, the presentation here may not be comparable to similarly titled measures of other companies. Adjusted EBITDAX from continuing operations per outstanding share and adjusted EBITDAX attributable to CNX Shareholders per outstanding share, with shares measured as of October 16, 2018, are not measures of performance calculated in accordance with generally accepted accounting principles. Management believes that these financial measures are useful to an investor in evaluating CNX Resources because (i) analysts utilize these metrics when evaluating company performance and, (ii) given that we have an active share repurchase program, analysts have requested this information as of a recent practicable date, and we want to provide updated information to investors.

Reconciliation of EBIT, EBITDAX, adjusted EBITDAX, adjusted net income (loss), and adjusted net income (loss) attributable to CNX shareholders to financial net income attributable to CNX Resources shareholders is as follows (dollars in 000):

	Three Months Ended
	September 30,
	2018	2018	2018	2018	2017
Dollars in thousands	E&P	Midstream	Unallocated[1]	Total Company	Total Company
Net Income (Loss)	$54,431	$31,173	$61,152	$146,756	$(26,441)

Less: Income from Discontinued Operations	—	—	—	—	4,645
Add: Interest Expense	28,467	7,256	—	35,723	38,836
Less: Interest Income	(42)	—	—	(42)	(858)
Add: Income Taxes	—	—	56,678	56,678	10,530
Earnings Before Interest & Taxes (EBIT)	82,856	38,429	117,830	239,115	26,712

Add: Depreciation, Depletion & Amortization	111,844	7,741	—	119,585	102,012

Add: Exploration Expense	$3,321	$—	$—	$3,321	$4,479

Earnings Before Interest, Taxes, DD&A and Exploration (EBITDAX) from Continuing Operations	$198,021	$46,170	$117,830	$362,021	$133,203

Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(15,181)	—	—	(15,181)	(1,512)
Gain on Certain Asset Sales	—	—	(130,849)	(130,849)	(30,315)
Severance Expense	513	—	—	513	914
Loss on Debt Extinguishment	—	—	15,385	15,385	2,019
Stock-Based Compensation	4,739	506		5,245	5,159
Litigation Settlements	2,000	—	—	2,000	—
Total Pre-tax Adjustments	(7,929)	506	(115,464)	(122,887)	(23,735)

Adjusted EBITDAX from Continuing Operations	$190,092	$46,676	$2,366	$239,134	$109,468

Less: Adjusted EBITDA Attributable to Noncontrolling Interest[2]	—	29,083	—	29,083	—

Adjusted EBITDAX Attributable to CNX Resources Shareholders	$190,092	$17,593	$2,366	$210,051	$109,468
Note: Income tax effect of Total Pre-tax Adjustments was $33,328 and $8,782 for the three months ended September 30, 2018 and September 30, 2017, respectively.
EBITDAX Attributable to CNX shareholders of $210,051 is calculated as EBTIDAX from continuing operations of $239,134 less Adjusted EBITDA Attributable to Noncontrolling interest of $29,083.
Adjusted net income for the three months ended September 30, 2018 is calculated as GAAP net income of $146,756 less total pre-tax adjustments from the above table of $122,887, plus the associated tax expense of $33,328 equals adjusted net income of $57,197. Adjusted net loss for the three months ended September 30, 2017 is calculated as GAAP net loss of $26,441 less total pre-tax adjustments from the above table of $23,735, plus the associated tax expense of $8,782 equals adjusted net loss of $41,394.
Adjusted net income attributable to CNX shareholders for the three months ended September 30, 2018 is calculated as GAAP net income attributable to CNX shareholders of $125,029 less total pre-tax adjustments from the above table of $122,887, plus the associated tax expense of $33,328 equals adjusted net income of $35,470. Adjusted net income attributable to CNX shareholders for the three months ended September

30, 2017 is calculated as GAAP net loss attributable to CNX shareholders of $26,441 less total pre-tax adjustments from the above table of $23,735, plus the associated tax expense of $8,782 equals adjusted net loss of $41,394.
1CNX's unallocated expenses include other expense, gain on sale of assets, loss on debt extinguishment, impairment of other intangible asset and income taxes.
2Adjusted EBITDA Attributable to Noncontrolling Interest for the three months ended September 30, 2018 is Net Income Attributable to Noncontrolling interest of $21,727 plus Depreciation, Depletion and Amortization of $3,171, plus Interest Expense of $3,877, plus Stock-based compensation of $308. Calculated by taking an average noncontrolling interest percentage of 63.91%.

Management uses net debt to determine the company's outstanding debt obligations that would not be readily satisfied by its cash and cash equivalents on hand. Management believes that using net debt attributable to CNX Resources shareholders is useful to investors in determining the company's leverage ratio since the company could choose to use its cash and cash equivalents to retire debt.

Net Debt Attributable to CNX Shareholders	September 30, 2018
	E&P	Midstream	Total
Total Debt (GAAP)[1]	$1,769,543	$436,978	$2,206,521
Less Cash and Cash Equivalents	32,766	9,906	42,672
Net Debt (Non-GAAP)	1,736,777	427,072	2,163,849
Net Debt Attributable to Noncontrolling Interest[2]	—	272,942	272,942
Net Debt Attributable to CNX Shareholders	$1,736,777	$154,130	$1,890,907
1Includes current portion.
2Calculated by taking an average noncontrolling interest percentage of 63.91%

Trailing-Twelve-Months (TTM) EBITDAX	Three Months Ended				Twelve Months Ended
	December 31,	March 31,	June 30,	September 30,	September 30,
($ in thousands)	2017	2018	2018	2018	2018
Net Income	$276,643	$545,546	$61,394	$146,756	$1,030,339
Less: Loss from Discontinued Operations	5,500	—	—	—	5,500
Add: Interest Expense	40,319	38,551	38,438	35,723	153,031
Less: Interest Income	(1,198)	(76)	—	(42)	(1,316)
Add: Income Taxes	75,427	213,694	(31,102)	56,678	314,697
Add: Tax Valuation Allowance	(269,060)	—	—	—	(269,060)
Earnings Before Interest & Taxes (EBIT) from Continuing Operations	127,631	797,715	68,730	239,115	1,233,191
Add: Depreciation, Depletion & Amortization	122,707	124,667	119,087	119,585	486,046
Add: Exploration Expense	14,093	2,380	3,699	3,321	23,493
Earnings Before Interest, Taxes, DD&A, and Exploration (EBITDAX) from Continuing Operations	$264,431	$924,762	$191,516	$362,021	$1,742,730
Adjustments:
Unrealized Gain on Commodity Derivative Instruments	(105,879)	(52,078)	(8,975)	(15,181)	(182,113)
Settlement Expense	19,787	—	—	2,000	21,787
Gain on Asset Sales	—	(9,487)	—	(130,849)	(140,336)
Gain on Previously Held Equity Interest	—	(623,663)	—	—	(623,663)
Severance Expense	177	814	257	513	1,761
Fair Value Put Option	3,500	(3,500)	—	—	—
Other Transaction Fees	—	1,149	—	—	1,149
Stock Based Compensation	3,907	4,909	5,709	5,245	19,770
Loss on Debt Extinguishment	896	15,635	23,413	15,385	55,329
Impairment of Other Intangible Assets	—	—	18,650	—	18,650
Total Pre-tax Adjustments	$(77,612)	$(666,221)	$39,054	$(122,887)	(827,666)
Adjusted EBITDAX from Continuing Operations	$186,819	$258,541	$230,570	$239,134	$915,064
Less: Adjusted EBITDA Attributable to Noncontrolling Interest	—	$22,763	$26,711	$29,083	$78,557
Adjusted EBITDAX Attributable to CNX Shareholders	$186,819	$235,778	$203,859	$210,051	$836,507
Cautionary Statements
We are including the following cautionary statement in this press release to make applicable and take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 for any forward-looking statements made by, or on behalf of us. With the exception of historical matters, the matters discussed in this press release are forward-looking statements (as defined in 21E of the Securities Exchange Act of 1934 (the "Exchange Act")) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. These forward-looking statements may include projections and estimates concerning the timing and success of specific projects and our future production, revenues, income and capital spending. When we use the words "believe," "intend," "expect," "may," "should," "anticipate," "could," "estimate," "plan," "predict," "project," "will," or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe a strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release speak only as of the date of this press release; we disclaim any obligation to update these statements. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the following: prices for natural gas and natural gas liquids are volatile and can fluctuate widely based upon a number of factors beyond our control including oversupply relative to the demand for our products, weather and the price and availability of alternative fuels; an extended decline in the prices we receive for our natural gas and natural gas liquids affecting our operating results and cash flows; our dependence on gathering, processing and transportation facilities and other midstream facilities owned by CNXM and others; disruption of, capacity constraints in, or proximity to pipeline systems that could limit sales of our natural gas and natural gas liquids, and decreases in availability of third-party pipelines or other midstream facilities interconnected to CNXM’s gathering systems; uncertainties in estimating our economically recoverable natural gas reserves, and inaccuracies in our estimates; the high-risk nature of drilling natural gas wells; our identified drilling locations are scheduled out over multiple years, making them susceptible to uncertainties that could materially alter the occurrence or timing of their drilling; the impact of potential, as well as any adopted environmental regulations including any relating to greenhouse gas emissions on our operating costs as well as on the market for natural gas and for our securities; environmental regulations introduce uncertainty that could adversely impact the market for natural gas with potential short and long-term liabilities; the risks inherent in natural gas operations, including our reliance upon third party contractors, being subject to unexpected disruptions, including geological conditions, equipment failure, timing of completion of significant construction or repair of equipment, fires, explosions, accidents and weather conditions that could impact financial results; decreases in the availability of, or increases in the price of, required personnel, services, equipment, parts and raw materials to support our operations; if natural gas prices remain depressed or drilling efforts are unsuccessful, we may be required to record write-downs of our proved natural gas properties; a loss of our competitive position because of the competitive nature of the natural gas industry or overcapacity in this industry impairing our profitability; deterioration in the economic conditions in any of the industries in which our customers operate, a domestic or worldwide financial downturn, or negative credit market conditions; hedging activities may prevent us from benefiting from price increases and may expose us to other risks; our inability to collect payments from customers if their creditworthiness declines or if they fail to honor their contracts; existing and future government laws, regulations and other legal requirements that govern our business may increase our costs of doing business and may restrict our operations; significant costs and liabilities may be incurred as a result of pipeline and related facility integrity management program testing and any related pipeline repair or preventative or remedial measures; our ability to find adequate water sources for our use in natural gas drilling, or our ability to dispose of or recycle water used or removed from strata in connection with our gas operations at a reasonable cost and within applicable environmental rules; the outcomes of various legal proceedings, including those which are more fully described in our reports filed under the Exchange Act; acquisitions and divestitures we anticipate may not occur or produce anticipated benefits; risks associated with our debt; failure to find or acquire economically recoverable natural gas reserves to replace our current natural gas reserves; decrease in our borrowing base, which could decrease for a variety of reasons including lower natural gas prices, declines in natural gas proved reserves, and lending requirements or regulations; we may operate a portion of our business with one or more joint venture partners or in circumstances where we are not the operator, which may restrict our operational and corporate flexibility and we may not realize the benefits we expect to realize from a joint venture; changes in federal or state income tax laws, particularly in the area of intangible drilling costs; challenges associated with strategic determinations, including the allocation of capital and other resources to strategic opportunities; our development and exploration projects, as well as CNXM’s midstream system development, require substantial capital expenditures; terrorist attacks or cyber-attacks could have a material adverse effect on our business, financial condition or results of operations; construction of new gathering, compression, dehydration, treating or other midstream assets by CNXM may not result in revenue increases and may be subject to regulatory, environmental, political, legal and economic risks; our success depends on key members of our management and our ability to attract and retain experienced technical and other professional personnel; we may not achieve some or all of the expected benefits of the separation of CONSOL Energy; CONSOL Energy may fail to perform under various transaction agreements that were executed as part of the separation, including with respect to indemnification obligations; CONSOL Energy may not be able to satisfy its indemnification obligations in the future and such indemnities may not be sufficient to hold us harmless from the full amount of liabilities for which CONSOL Energy has been allocated responsibility; and the separation could result in substantial tax liability; and, with respect to the sale of the Ohio Joint Venture Utica assets, disruption to our business, including customer, employee and supplier relationships resulting from this transaction, and the impact of the transaction on our future operating and financial results. Additional factors are described in detail under the captions "Forward Looking Statements" and "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2017 filed with the Securities and Exchange Commission, as supplemented by our quarterly reports on Form 10-Q.

Contacts:
Investor:     Tyler Lewis, at (724) 485-3157

Media:     Brian Aiello, at (724) 485-3078

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Revenues and Other Operating Income:	2018	2017	2018	2017
Natural Gas, NGLs and Oil Revenue	$344,712	$234,442	$1,084,851	$812,511
Gain on Commodity Derivative Instruments	18,005	19,183	78,752	80,508
Purchased Gas Revenue	10,560	13,384	38,546	32,678
Midstream Revenue	19,946	—	69,684	—
Other Operating Income	3,903	20,176	23,146	52,483
Total Revenue and Other Operating Income	397,126	287,185	1,294,979	978,180
Costs and Expenses:
Operating Expense
Lease Operating Expense	16,202	21,755	78,350	64,459
Transportation, Gathering and Compression	68,907	98,769	230,935	279,699
Production, Ad Valorem, and Other Fees	7,342	5,919	24,277	19,854
Depreciation, Depletion and Amortization	119,585	102,012	363,338	289,329
Exploration and Production Related Other Costs	3,321	4,479	9,401	33,981
Purchased Gas Costs	10,602	13,142	37,404	32,231
Impairment of Exploration and Production Properties	—	—	—	137,865
Impairment of Other Intangible Assets	—	—	18,650	—
Selling, General, and Administrative Costs	32,435	21,469	98,693	65,025
Other Operating Expense	17,405	27,544	51,238	69,825
Total Operating Expense	275,799	295,089	912,286	992,268
Other (Income) Expense
Other Expense (Income)	1,105	8,250	(4,812)	17,803
Gain on Asset Sales	(134,320)	(45,743)	(148,942)	(184,319)
Gain on Previously Held Equity Interest	—	—	(623,663)	—
Loss on Debt Extinguishment	15,385	2,019	54,433	1,233
Interest Expense	35,723	38,836	112,712	121,124
Total Other (Income) Expense	(82,107)	3,362	(610,272)	(44,159)
Total Costs And Expenses	193,692	298,451	302,014	948,109
Earnings (Loss) From Continuing Operations Before Income Tax	203,434	(11,266)	992,965	30,071
Income Tax Expense	56,678	10,530	239,269	21,066
Income (Loss) From Continuing Operations	146,756	(21,796)	753,696	9,005
(Loss) Income From Discontinued Operations, net	—	(4,645)	—	95,099
Net Income (Loss)	146,756	(26,441)	753,696	104,104
Less: Net Income Attributable to Noncontrolling Interest	21,727	—	59,090	—
Net Income (Loss) Attributable to CNX Resources Shareholders	$125,029	$(26,441)	$694,606	$104,104

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (CONTINUED)

(Dollars in thousands, except per share data)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Earnings (Loss) Per Share	2018	2017	2018	2017
Basic
Income (Loss) from Continuing Operations	$0.59	$(0.09)	$3.22	$0.04
(Loss) Income from Discontinued Operations	—	(0.02)	—	0.41
Total Basic Earnings (Loss) Per Share	$0.59	$(0.11)	$3.22	$0.45
Dilutive
Income (Loss) from Continuing Operations	$0.59	$(0.09)	$3.18	$0.04
(Loss) Income from Discontinued Operations	—	(0.02)	—	0.41
Total Dilutive Earnings (Loss) Per Share	$0.59	$(0.11)	$3.18	$0.45

Dividends Declared Per Share	$—	$—	$—	$—

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME

	Three Months Ended		Nine Months Ended
(Dollars in thousands)	September 30,		September 30,
(Unaudited)	2018	2017	2018	2017
Net Income (Loss)	$146,756	$(26,441)	$753,696	$104,104
Other Comprehensive Income:
Actuarially Determined Long-Term Liability Adjustments (Net of tax: ($13), ($2,034), ($794), ($6,121))	22	3,464	2,004	10,430

Comprehensive Income (Loss)	146,778	(22,977)	755,700	114,534

Less: Comprehensive Income Attributable to Noncontrolling Interest	21,727	—	59,090	—

Comprehensive Income (Loss) Attributable to CNX Resources Shareholders	$125,051	$(22,977)	$696,610	$114,534

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands)	September 30, 2018	December 31, 2017
ASSETS
Current Assets:
Cash and Cash Equivalents	$42,672	$509,167
Accounts and Notes Receivable:
Trade	147,724	156,817
Other Receivables	10,097	48,908
Supplies Inventories	9,726	10,742
Recoverable Income Taxes	40,024	31,523
Prepaid Expenses	65,092	95,347
Total Current Assets	315,335	852,504
Property, Plant and Equipment:
Property, Plant and Equipment	9,276,800	9,316,495
Less—Accumulated Depreciation, Depletion and Amortization	2,508,188	3,526,742
Total Property, Plant and Equipment—Net	6,768,612	5,789,753
Other Assets:
Investment in Affiliates	19,488	197,921
Goodwill	796,359	—
Other Intangible Assets	104,838	—
Other	204,404	91,735
Total Other Assets	1,125,089	289,656
TOTAL ASSETS	$8,209,036	$6,931,913

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	(Unaudited)
(Dollars in thousands, except per share data)	September 30, 2018	December 31, 2017
LIABILITIES AND EQUITY
Current Liabilities:
Accounts Payable	$263,033	$211,161
Current Portion of Long-Term Debt	6,958	7,111
Other Accrued Liabilities	263,755	223,407
Total Current Liabilities	533,746	441,679
Long-Term Debt:
Long-Term Debt	2,184,481	2,187,026
Capital Lease Obligations	15,082	20,347
Total Long-Term Debt	2,199,563	2,207,373
Deferred Credits and Other Liabilities:
Deferred Income Taxes	304,342	44,373
Asset Retirement Obligations	16,013	198,768
Other	106,553	139,821
Total Deferred Credits and Other Liabilities	426,908	382,962
TOTAL LIABILITIES	3,160,217	3,032,014
Stockholders’ Equity:
Common Stock, $.01 Par Value; 500,000,000 Shares Authorized, 205,147,139 Issued and Outstanding at September 30, 2018; 223,743,322 Issued and Outstanding at December 31, 2017	2,055	2,241
Capital in Excess of Par Value	2,311,093	2,450,323
Preferred Stock, 15,000,000 shares authorized, None issued and outstanding	—	—
Retained Earnings	2,003,888	1,455,811
Accumulated Other Comprehensive Loss	(6,472)	(8,476)
Total CNX Resources Stockholders’ Equity	4,310,564	3,899,899
Noncontrolling Interest	738,255	—
TOTAL STOCKHOLDERS' EQUITY	5,048,819	3,899,899
TOTAL LIABILITIES AND EQUITY	$8,209,036	$6,931,913

CNX RESOURCES CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY

(Dollars in thousands)	Common Stock	Capital in Excess of Par Value	Retained Earnings	Accumulated Other Comprehensive Loss	Total CNX Resources Corporation Stockholders’ Equity	Non- Controlling Interest	Total Stockholders' Equity
Balance at December 31, 2017	$2,241	$2,450,323	$1,455,811	$(8,476)	$3,899,899	$—	$3,899,899
(Unaudited)
Net Income	—	—	694,606	—	694,606	59,090	753,696
Other Comprehensive Income (Net of ($794) Tax)	—	—	—	2,004	2,004	—	2,004
Comprehensive Income	—	—	694,606	2,004	696,610	59,090	755,700
Issuance of Common Stock	7	1,682	—	—	1,689	—	1,689
Purchase and Retirement of Common Stock (19,399,032 shares)	(193)	(154,998)	(141,543)	—	(296,734)	—	(296,734)
Shares Withheld for Taxes	—	—	(4,986)	—	(4,986)	(348)	(5,334)
Acquisition of CNX Gathering, LLC	—	—	—	—	—	718,577	718,577
Amortization of Stock-Based Compensation Awards	—	14,086	—	—	14,086	1,775	15,861
Distributions to CNXM Noncontrolling Interest Holders	—	—	—	—	—	(40,839)	(40,839)
Balance at September 30, 2018	$2,055	$2,311,093	$2,003,888	$(6,472)	$4,310,564	$738,255	$5,048,819

CNX RESOURCES AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)	Three Months Ended		Nine Months Ended
(Unaudited)	September 30,		September 30,
Cash Flows from Operating Activities:	2018	2017	2018	2017
Net Income (Loss)	$146,756	$(26,441)	$753,696	$104,104
Adjustments to Reconcile Net Income (Loss) to Net Cash Provided By Operating Activities:
Net Loss (Income) from Discontinued Operations	—	4,645	—	(95,099)
Depreciation, Depletion and Amortization	119,584	102,011	363,338	289,329
Amortization of Deferred Financing Costs	1,818	2,136	6,640	6,636
Impairment of Exploration and Production Properties	—	—	—	137,865
Impairment of Other Intangible Assets	—	—	18,650	—
Stock-Based Compensation	5,243	5,154	15,861	13,071
Gain on Sale of Assets	(134,320)	(45,742)	(148,942)	(184,319)
Gain on Previously Held Equity Interest	—	—	(623,663)	—
Loss on Debt Extinguishment	15,385	2,019	54,433	1,233
Gain on Commodity Derivative Instruments	(18,005)	(19,183)	(78,752)	(80,508)
Net Cash Received (Paid) in Settlement of Commodity Derivative Instruments	2,825	17,671	2,518	(61,717)
Deferred Income Taxes	68,922	10,530	259,116	21,066
Equity in Earnings of Affiliates	(1,241)	(12,425)	(4,688)	(34,810)
Changes in Operating Assets:
Accounts and Notes Receivable	5,969	6,081	50,125	12,742
Recoverable Income Taxes	(12,244)	9,416	(8,501)	15,908
Supplies Inventories	773	(6,492)	1,016	(6,164)
Prepaid Expenses	(1,664)	(353)	(337)	6,127
Changes in Other Assets	35	32,790	683	32,790
Changes in Operating Liabilities:
Accounts Payable	5,730	(5,454)	2,532	15,359
Accrued Interest	9,170	31,706	5,812	32,501
Other Operating Liabilities	28,914	(8,046)	30,418	32,724
Changes in Other Liabilities	(4,361)	3,399	(9,736)	16,915
Net Cash Provided by Continuing Operating Activities	239,289	103,422	690,219	275,753
Net Cash Provided by Discontinued Operating Activities	—	77,957	—	206,097
Net Cash Provided by Operating Activities	239,289	181,379	690,219	481,850
Cash Flows from Investing Activities:
Capital Expenditures	(297,465)	(149,500)	(794,124)	(399,462)
CNX Gathering LLC Acquisition, Net of Cash Acquired	—	—	(299,272)	—
Proceeds from Asset Sales	347,391	80,790	500,811	408,957
Net Distributions from Equity Affiliates	4,100	10,920	7,750	35,620
Net Cash Provided by (Used in) Continuing Investing Activities	54,026	(57,790)	(584,835)	45,115
Net Cash Used in Discontinued Investing Activities	—	(26,858)	—	(33,237)
Net Cash Provided by (Used in) Investing Activities	54,026	(84,648)	(584,835)	11,878
Cash Flows from Financing Activities:
Payments on Miscellaneous Borrowings	(1,708)	(51)	(5,455)	(6,024)
Payments on Long-Term Notes	(212,000)	(96,543)	(935,419)	(213,728)
Proceeds from CNX Revolving Credit Facility	17,000	—	439,000	—
Net Proceeds from (Payments on) CNXM Revolving Credit Facility	33,000	—	(105,500)	—
Distributions to CNXM Noncontrolling Interest Holders	(14,099)	—	(40,839)	—
Proceeds from Issuance of CNXM Senior Notes	—	—	394,000	—
Proceeds from Issuance of Common Stock	127	136	1,689	859
Shares Withheld for Taxes	(138)	747	(5,335)	(6,346)
Purchases of Common Stock	(127,645)	—	(294,365)	—
Debt Repurchase and Financing Fees	(26)	—	(19,655)	(298)
Net Cash Used in Continuing Financing Activities	(305,489)	(95,711)	(571,879)	(225,537)
Net Cash Used in Discontinued Financing Activities	—	(11,397)	—	(33,332)
Net Cash Used in Financing Activities	(305,489)	(107,108)	(571,879)	(258,869)
Net (Decrease) Increase in Cash and Cash Equivalents	(12,174)	(10,377)	(466,495)	234,859
Cash and Cash Equivalents at Beginning of Period	54,846	291,535	509,167	46,299
Cash and Cash Equivalents at End of Period	$42,672	$281,158	$42,672	$281,158